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                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                              (AMENDMENT NO. 6)*
                                         ------

                Trimark Holdings, Inc. (formerly named Vidmark, Inc.)
                     ----------------------------------
                              (Name of Issuer)

                                common stock
                     ----------------------------------
                       (Title of Class of Securities)

                     89621J 10 0 (FORMERLY 92658E 10 2)
                     ----------------------------------
                              (CUSIP Number)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                              Page 1 of  5  Pages
                                        ---

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CUSIP No. 89621J 10 0                 13G                 Page  2  of  5  Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     Barry Barnholtz
     SSN: ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     U.S.A.
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                     315,936
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                       -----
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                     315,936
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                       -----
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     315,936
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     7.4%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

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                                                          Page  3  of  5  Pages
                                                               ---    ---


ITEM 1(a).  Name of Issuer:

                   TRIMARK HOLDINGS, INC. (FORMERLY VIDMARK, INC.)

ITEM 1(b).  Address of Issuer's Principal Executive Offices:

                   2644 30th Street
                   Santa Monica, California  90405

ITEM 2(a).  Name of Person(s) Filing:

                   BARRY BARNHOLTZ

ITEM 2(b).  Address of principal business office or, if none, residence:

                   2644 30th Street
                   Santa Monica, California  90405

ITEM 2(c).  Citizenship

                   U.S.A.

ITEM 2(d).  Title of class of securities:

                   Common Stock

ITEM 2(e).  CUSIP No.:

                   89621J 10 0 (formerly 92658R 10 2)

ITEM 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

  (a) / / Broker or Dealer registered under Section 15 of the Act

  (b) / / Bank as defined in Section 3(a)(6) of the Act

  (c) / / Insurance Company as defined in Section 3(a)(19) of the Act

  (d) / / Investment Company registered under Section 8 of the Investment Company Act

  (e) / / Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

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                                                          Page  4  of  5  Pages
                                                               ---    ---


  (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

  (g) / / Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note: See Item 7)

  (h) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H)


ITEM 4.  Ownership:

    (a) Amount Beneficially Owned as of December 31, 1996:

                   315,936* shares of common stock.

    (b) Percent of Class:

                   7.4%

    (c) Number of shares as to which such person has:

          (i)    sole power to vote or to direct the vote:
                 315,936*

          (ii)   shared power to vote or to direct the vote:
                 0

          (iii)  sole power to dispose or to direct the disposition of:
                 315,936*

          (iv)   shared power to dispose or to direct the disposition of:
                 0


              *Includes currently exercisable options (or options exercisable within 60 days) to acquire 6,667 shares of common stock.


ITEM 5.  Ownership of Five Percent or Less of a Class:

                   Not applicable

ITEM 6.  Ownership of More than Five Percent on Behalf of Another Person:

                   Not applicable

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                                                          Page  5  of  5  Pages
                                                               ---    ---


ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

                   Not applicable

ITEM 8.  Identification and Classification of Members of the Group:

                   Not applicable

ITEM 9.  Notice of Dissolution of Group:

                   Not applicable

ITEM 10. Certification:

                   Not applicable


                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                                     January 6, 1997
                                       ----------------------------------------
                                       DATE

                                                  /s/ Barry Barnholtz
                                       ----------------------------------------
                                       SIGNATURE         BARRY BARNHOLTZ